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                                -----------


                              Dave & Buster's, Inc.
                              ---------------------
                (Name of Registrant as Specified In Its Charter)

                       Dolphin Limited Partnership I, L.P.
                       -----------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

FOR IMMEDIATE RELEASE


  DOLPHIN LIMITED URGES DAVE & BUSTER'S, INC. SHAREHOLDERS TO INSTALL OVERSIGHT
                     AND RESTORE ACCOUNTABILITY TO THE BOARD


Stamford, CT - May 29, 2003 - Dolphin Limited Partnership I, L.P. today announced that it has mailed the following letter to Dave & Buster's, Inc. (NYSE:DAB) shareholders in connection with the upcoming annual meeting:


                       DOLPHIN LIMITED PARTNERSHIP I, L.P.
                         NINETY-SIX CUMMINGS POINT ROAD
                               STAMFORD, CT 06902


   May 29, 2003

   Dear Fellow Dave & Buster's, Inc. Shareholder:

   The June 10, 2003 Annual Meeting is fast approaching. We ask you to join our efforts to install oversight and restore accountability and trust to the DAB Board, by signing, dating and returning the enclosed BLUE proxy card in the postage paid envelope with a vote FOR the election of Dolphin's nominees.


             IS THE DAB BOARD'S PERFORMANCE WORTHY OF YOUR SUPPORT?

                      A Picture Is Worth A Thousand Words!
              $1.00 invested in DAB stocks is now worth $0.38!(1)
   $1.00 invested in S&P Small Cap Restaurant Index(2) is now worth $1.59!(1)


                               [Graphic Omitted -
  the following data was represented as a line chart in the printed material.]


Month end closes

                                                        S&P
                                                     SmallCap
                                                    Restaurant
                 Date             Price                Index
                 ----             -----             ----------

               12/31/98           23.06               165.26
                1/29/99           22.00               157.32
                2/26/99           19.69               157.16
                3/31/99           20.50               156.02
                4/30/99           20.50               159.16
                5/31/99           27.00               167.52
                6/30/99           29.00               169.53
                7/30/99           26.13               167.46
                8/31/99           11.75               148.93
                9/30/99           11.94               150.25
               10/29/99            9.69               144.29
               11/30/99           10.31               140.04
               12/31/99            8.19               138.04
                1/31/00            6.75               131.05
                2/29/00            6.44               127.73
                3/31/00           10.00               136.78
                4/28/00            7.38               148.05
                5/31/00            6.88               139.58
                6/30/00            6.25               143.90
                7/31/00            6.44               139.59
                8/31/00            8.00               147.47
                9/29/00            7.94               150.83
               10/31/00            8.31               167.67
               11/30/00            9.25               173.44
               12/29/00           11.00               170.97
                1/31/01            9.75               179.23
                2/28/01            9.80               183.97
                3/30/01            8.62               190.12
                4/30/01            8.65               200.07
                5/31/01            8.61               190.56
                6/29/01            8.41               207.80
                7/31/01            8.28               207.31
                8/31/01            7.55               213.56
                9/28/01            5.92               189.20
               10/31/01            6.70               202.02
               11/30/01            6.16               218.27
               12/31/01            6.28               232.64
                1/31/02            8.15               257.76
                2/28/02            9.00               251.90
                3/29/02           10.40               263.55
                4/30/02           10.69               283.40
                5/31/02           12.13               276.18
                6/28/02           12.14               262.69
                7/31/02           13.05               242.61
                8/30/02           13.12               234.02
                9/30/02           11.21               220.51
               10/31/02            7.98               223.01
               11/29/02            7.87               228.61
               12/31/02            8.65               220.16
                1/31/03            8.14               218.88
                2/28/03            8.24               211.02
                3/31/03            9.05               222.10
                4/30/03            9.08               240.42
                5/23/03            9.42               243.03


1 Measured from August 26, 1999 through May 23, 2003.

2 Company uses this index in its proxy for comparative purposes.

Stock and index data source Bloomberg.


              THE REAL ISSUES IN THIS CAMPAIGN ARE THE BOARD'S POOR PERFORMANCE AND ITS LACK OF ACCOUNTABILITY AND TRUST.

The Board would like you to believe that the state of the world is to blame for DAB's poor operating performance:

     o "Weak economic conditions and lack of consumer confidence continued to affect our top line..." - April 8, 2003

     o "We are obviously disappointed in our revenues and, therefore, the results for the third quarter... Our revenues were impacted by the continued slow economic conditions during the period..." - December 5, 2002 James Corley, CEO/COO

IN FACT, over the past four years, Dave & Buster's same-store revenues DECLINED 5%!

HOWEVER, same-store revenues of the companies comprising the S&P SmallCap Restaurant Index for that period INCREASED 11.5%!

                                    CONSIDER:

     o $1.00 invested in DAB stock on August 26, 1999, the day before DAB announced that it would not meet earnings estimates, is now worth $0.38.

     o $1.00 invested in the S&P SmallCap Restaurant Index on that same date is now worth $1.59

Dave & Buster's peers have performed for their shareholders during these "weak economic conditions."

                  Why does Dave & Buster's continue to falter?

Dave & Buster's revenue, profit performance and, accordingly, share price continue to be poor. Dave & Buster's has repeatedly missed either analyst estimates or its own guidance for EPS over the past few years.

While the Company's operating results and stock price have suffered, top management has been enriched with increased compensation, retention agreements, stock grants and options issued at depressed stock prices:

     o The combined total annual compensation for Messrs. Corriveau and Corley has skyrocketed, increasing 66% from fiscal 1999 to fiscal 2002.

     o On April 1, 2001, knowing that top management was interested in a buyout of the Company, the Board granted Messrs. Corriveau and Corley retention bonuses of $100,000 EACH!

     o Since the stock's precipitous decline commencing with missed earnings in August 1999, the Company has granted more than 2 million options - over 13% of the fully diluted outstanding shares -at a depressed average exercise price of $7.14 - taking value from you.

This Board has failed to perform for the shareholders. It has neither improved the Company's operating performance nor checked the abuses and conflicts of various directors that marked the recent self-interested and ultimately failed sale process. It has, however, presided over ballooning management compensation while the share price has plummeted. Remember also that members of this Board drove away a credible potential acquiror because those Board members "preferred a management-led buyout of DAB to a sale transaction with a strategic buyer...."

Do not be misled by the Board's recent descent into mudslinging in an effort to distract you form the real issues. The various "allegations" about me are laced throughout with distortions and misleading inuendoes. This contest is about trust. To deserve your trust, a Board must be truthful to shareholders and put shareholders interests first!

Join us in our efforts to improve performance and restore accountability and trust. Please sign, date and return the enclosed BLUE proxy card in the postage paid envelope with a vote FOR Dolphin's slate of nominees.

Very Truly Yours,


/s/ Donald T. Netter
--------------------------
Donald T. Netter
Senior Managing Director




  If you have any questions, or require any assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free, at 1-888-750-5834.



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